EXHIBIT 2


                             STOCKHOLDER AGREEMENT

     AGREEMENT, dated as of May 21, 2000 among Vignette Corporation, a Delaware corporation ("Buyer"), and the holders of the shares of common stock, par value $.001 per share, of OnDisplay, Inc., a Delaware corporation (the "Company"), listed on the signature pages hereof (each a "Stockholder").

     WHEREAS, in order to induce Buyer and Wheels Acquisition Corp. to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), with Company, Buyer has requested each Stockholder, and each Stockholder has agreed, to enter into this Agreement with respect to the number of shares of common stock of the Company set forth next to such Stockholder's name on the signature pages hereto (the "Shares").

     NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE 1
             GRANT OF PROXY; VOTING AGREEMENT; AGREEMENT TO TENDER

     SECTION 1.01. Voting Agreement. Each Stockholder hereby agrees to vote all Shares that such Stockholder is entitled to vote at the time of any vote to approve and adopt the Merger Agreement, the Merger and all agreements related to the Merger and any actions related thereto at any meeting of the stockholders of the Company, and at any adjournment thereof, at which such Merger Agreement and other related agreements (or any amended version thereof), or such other actions, are submitted for the consideration and vote of the stockholders of the Company. Each Stockholder hereby agrees that it will not vote any Shares in favor of the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company, (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the Offer, the Merger or any other transactions contemplated by the Merger Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters.

     SECTION 1.02. Irrevocable Proxy. Each Stockholder hereby revokes any and all previous proxies granted with respect to the Shares. By entering into this Agreement, each Stockholder hereby grants a proxy appointing Buyer as such Stockholder's attorney-in-fact and proxy, with full power of substitution, for and in such Stockholder's name, to vote, express, consent or dissent, or otherwise to

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utilize such voting power in the manner contemplated by Section 1.01 above as
Buyer or its proxy or substitute shall, in Buyer's sole discretion, deem proper with respect to the Shares (including the right to sign its name (as stockholder) to any consent, certificate or other document relating to the Company that the law of the State of Delaware may permit or require.) The proxy granted by each Stockholder pursuant to this Article 1 is irrevocable and is granted in consideration of Buyer entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by each Stockholder shall be revoked only upon termination of this Agreement in accordance with its terms.

     SECTION 1.03. Agreement to Tender. Each Stockholder hereby agrees to tender, upon the request of Buyer (and agrees that it will not withdraw), pursuant to and in accordance with the terms of the Offer, the Shares. Within five business days after the commencement of the Offer, each Stockholder shall
(x) deliver to the depositary designated in the Offer (i) a letter of transmittal with respect to the Shares complying with the terms of the Offer,
(ii) certificates representing of the Shares and (iii) all other documents or instruments required to be delivered pursuant to the terms of the Offer, and/or
(y) instruct its broker or such other person who is the holder of record of any Shares beneficially owned by such Stockholder to tender such shares for exchange in the Offer pursuant to the terms and conditions of the Offer.

                                   ARTICLE 2
                 REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

     Each Stockholder, severally and not jointly, represents and warrants to Buyer that:

     SECTION 2.01. Corporate Authorization. The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby are within the powers of such Stockholder and have been duly authorized by all necessary action. If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into and perform this Agreement. This Agreement constitutes a valid and binding Agreement of such Stockholder.

     SECTION 2.02. Non-Contravention. The execution, delivery and performance by such Stockholder of this Agreement and, subject to compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), and securities laws, as applicable, the consummation of the

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


transactions contemplated hereby, do not and will not (i) violate the certificate of incorporation or bylaws, limited partnership agreement or other organizational documents, as applicable, of such Stockholder, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Stockholder is entitled under any provision of any agreement or other instrument binding on such Stockholder or
(iv) result in the imposition of any Encumbrance on any asset of such Stockholder.

     SECTION 2.03. Ownership of Shares. Such Stockholder is the record and beneficial owner of the Shares, free and clear of any Encumbrance and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares, other than any such restriction that has been waived with respect to this agreement and the Merger Agreement and the agreements and transactions contemplated hereby and thereby).

                                   ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to each Stockholder:

     SECTION 3.01. Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding Agreement of Buyer.

                                   ARTICLE 4
                            COVENANTS OF STOCKHOLDER

     Each Stockholder hereby covenants and agrees that:

     SECTION 4.01. No Proxies for or Encumbrances on Shares. Except pursuant to the terms of this Agreement, such Stockholder shall not, without the prior written consent of Buyer, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares with respect to any matter contemplated by this Agreement or in a manner inconsistent with this Agreement or (ii) acquire, sell, assign, transfer,

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


encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer, encumbrance or other disposition of, any Shares during the term of this Agreement other than pursuant to the Offer.

     SECTION 4.02. Appraisal Rights. Such Stockholder agrees not to exercise any rights (including, without limitation, under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Shares which may arise with respect to the Merger.

                                   ARTICLE 5
                                 MISCELLANEOUS

     SECTION 5.01. Further Assurances. Buyer and each Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

     SECTION 5.02. Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate upon the termination of the Merger Agreement in accordance with its terms.

     SECTION 5.03. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     SECTION 5.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Buyer may transfer or assign its rights and obligations to any affiliate of Buyer.

     SECTION 5.05. Governing Law. This Agreement shall construed in accordance with and governed by the laws of the State of Delaware.

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


     SECTION 5.06. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     SECTION 5.07. Severability. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     SECTION 5.08. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 5.09. Capitalized Terms. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                            VIGNETTE CORPORATION


                                            By: /s/ Joel G. Katz
                                               ---------------------------
                                               Name:  Joel G. Katz
                                               Title: Chief Financial Officer

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


Stockholder                                         Shares of Common Stock of
                                                    OnDisplay, Inc.
------------------------                            ---------------------------

MATRIX PARTNERS IV, L.P.                            2,480,181

By: /s/ Tim Barrows
   --------------------------------
Name: Matrix Partners IV, L.P.
Its:  General Partner


MATRIX PARTNERS IV                                  130,536
ENTREPRENEURS L.P.

By: /s/ Tim Barrows
   --------------------------------
Name: Matrix IV Entrepreneurs Fund
        L.P.
Its:  General Partner


NORWEST VENTURE PARTNERS                            2,015,361
VI L.P.

By: /s/ Promod Hague
   --------------------------------
Name: Promod Hague
Its:  Partner


ATLAS VENTURE FUND II L.P.                          1,857,347
By Atlas Venture Associate II L.P.

By: /s/ Christopher Spray
   --------------------------------
Name: Christopher Spray
Its:  General Partner


MARK PINE                                           1,134,455

By: /s/ Mark Pine, /s/ Rebecca Pine
   --------------------------------
Name: Mark Pine, Rebecca Pine
Its:  Trustees


TRUNG DUNG                                          766,914

By: /s/ Trung Dung
   -------------------------------

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


Stockholder                                         Shares of Common Stock of
                                                    OnDisplay, Inc.
------------------------                            ---------------------------

OLIVIER SERMET                                      143,722

By: /s/ Olivier Sermet
   -------------------------------


VENKAT MOHAN                                        77,688

By: /s/ Venkat Mohan
   -------------------------------


DAVE LARSON                                         77,688

By: /s/ Dave Larson
   -------------------------------


SANTI PIERINI                                       59,043

By: /s/ Santi Pierini
   -------------------------------


MARGARET L. TAYLOR                                  42,728

By: /s/ Margaret L. Taylor
   -------------------------------


CARMINE VILLANI                                     31,075

By: /s/ Carmine Villani
   -------------------------------


CAROL RICHWOOD                                      11,653

By: /s/ Carol Richwood
   -------------------------------

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